Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into between William F. Mitchell ("Executive") and Environmental Tectonics Corporation (the "Company"), collectively referred to as the "Parties," with an "Effective Date" of July 24, 2006.

1. Executive's Position/Duties. During the term of this Agreement, Executive will be employed as the President and Chief Executive Officer of the Company, and shall have all of the duties and responsibilities of that position. Executive shall be considered a key employee of the Company and shall be entitled to all the Company benefits afforded to key employees. Executive agrees to dedicate all of his working time (during normal working hours other than during excused absences such as for illness or vacation), skill and attention to the business of the Company, agrees to remain loyal to the Company, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company.

2. Term of Employment. The term of this Agreement shall be for a period of three years. Executive's employment under this Agreement will commence on the Effective Date, and will continue for a period of three years, unless terminated earlier in accordance with the provisions of this Agreement. The Company shall, at least six months prior to each scheduled expiration of this Agreement, provide Executive with written acknowledgment of the renewal of Executive's employment with the Company for a period of three years from the end of the current term (the "Acknowledgement"). If the Company fails to provide the Acknowledgement, and such failure is not cured within ten (10) days of the Company receiving notice by Executive of this failure, the Executive shall be entitled to terminate his employment with the Company pursuant to Section 4 and receive the benefits set forth in Section 5(a).

3. Compensation.

(a) Base Salary. During the term of this Agreement, the Company shall provide Executive with a base salary ("Base Salary") as shall be determined by the Compensation Committee of the Board of Directors of the Company (the "Board") and as set forth on Exhibit “A” hereto; provided, however, that such Base Salary shall not be reduced unless such reduction is pursuant and proportionate to a company-wide reduction ("Salary Reduction") of all base salaries for management personnel. Base Salary shall be subject to increase (a "Salary Increase") based on Executive’s annual performance review as conducted by the Board of Directors. Base Salary shall be paid in accordance with the Company's normal payroll policies.

(b) Bonuses/Distributions. Each year during the term of this Agreement, the Executive shall be eligible to receive a bonus based on the formula and targets established under and in accordance with the Company's Chief Executive Officer Bonus Plan as set forth on Exhibit “B” hereto and as administered by the Board of Directors. Executive may receive additional bonuses at the discretion of the Board of Directors.

(c) Benefits. Executive shall be entitled to all benefits, including, but not limited to participation in any compensation plan, health, dental and insurance program, pension plans, profit sharing, vacation, sick leave, expense accounts, and retirement benefit, all as afforded other management personnel or as determined by the Board of Directors.

(d) Expenses. The Company shall reimburse Executive for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company, in accordance with the policies and procedures established by the Company.

(e) Automobile. Executive shall have the use of a company automobile in connection with the performance of his duties hereunder.

4. Termination of Employment. Executive's employment with the Company may be terminated as follows:

(a) Death. In the event of Executive's death, Executive's employment will be terminated immediately.

(b) Disability. In the event of Executive's Disability, as defined below, Executive's employment will be terminated upon thirty (30) days written notice. "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive's total physical or mental disability, Executive's legal representative) that Executive is physically or mentally unable to perform his duties as President and Chief Executive Officer under this Agreement and that such disability has continued or can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred eighty (180) days in any 12-month period.

(c) Termination by the Company for Cause or by Executive without Good Reason. The Company shall be entitled to terminate Executive's employment upon written notice if it has "Cause," which shall mean any of the following: (i) a documented repeated and willful failure by Executive to perform his duties, but only after the Board of Directors' written demand and only if termination is effected by action taken by a vote of (A) prior to a Change in Control (as defined below), at least a majority of the directors (not including Executive) of the Company then in office, or (B) after a Change in Control, at least 80% of the non-officer directors then in office of the Company, (ii) Executive is convicted of a felony or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving fraud or moral turpitude or the actual incarceration of Executive for at least forty-five (45) consecutive days, (iii) conduct by Executive constituting moral turpitude, or (iv) conduct by Executive involving dishonesty in business dealings that are directly and materially injurious to the Company. Executive shall also be entitled to terminate this Agreement upon thirty (30) days written notice without Good Reason (as defined herein).

(d) Without Cause. Either the Company or Executive may terminate Executive's employment at any time without cause upon ninety (90) days written notice; provided, however, that if a Change of Control has occurred Executive may terminate his employment upon thirty (30) days written notice.

(e) Termination by Executive with Good Reason. Executive shall be entitled to terminate his employment upon thirty (30) days written notice after the occurrence of any of the following events (each of which shall constitute "Good Reason"):

(i) prior to a Change in Control:

a change in Executive's status or position, or any material diminution in his duties or responsibilities;

a reduction in Base Salary, other than a Salary Reduction;

a failure to increase Base Salary consistent with Executive’s performance review within a twenty-four (24) month period since the previous Salary Increase; provided, however, that such period shall not apply if there are no increases of base salaries on a company-wide basis for the Company’s management personnel or if there is a voluntary deferral by Executive of the last Company offered Salary Increase;

failure of the Company, which is not cured within ten (10) days of receiving notice by Executive of such failure, to deliver the Acknowledgment to Executive at least six months prior to any scheduled expiration of the Agreement; or

any purported termination of Executive's employment which is not in accordance with the terms of this Agreement; and

(ii) after a Change in Control:

a change in Executive's status or position, or any material diminution in his duties or responsibilities;

any increase in Executive's duties inconsistent with his position;

any reduction in Base Salary;

a failure to increase Base Salary consistent with Executive’s performance review within a twelve (12) month period since the most recent of either the last Salary Increase or the Executive’s most recent performance review;

a failure to continue in effect any Employee Benefit Plan (as such term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), Section 3(3)) in which Executive participates, including (whether or not they constitute Employee Benefit Plans) incentive bonus, stock option, or other qualified or nonqualified plans of deferred compensation (x) other than as a result of the normal expiration of such a plan, or (y) unless such plan is merged or consolidated into, or replaced with, a plan with benefits which are of equal or greater value;

requiring Executive to be based anywhere other than the county where their principal office was located immediately prior to the Change in Control;

refusal to allow the Executive to attend to matters or engage in activities in which he was permitted to engage prior to the Change in Control;

failure of the Company, which is not cured within ten (10) days of receiving notice by Executive of such failure, to deliver the Acknowledgment to Executive at least six months prior to any scheduled expiration of the Agreement;

failure to secure the affirmation by a Successor, within three (3) business days prior to a Change in Control, of this Agreement and the continuing obligations hereunder (or where the Company does not have at least three (3) business days advance notice that a Person may become a Successor, within one (1) business day after having notice that such Person may become or has become a Successor). "Person" has the same meaning as such term has for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and as the same may be amended from time to time (the "1934 Act"). "Successor" means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's voting securities or all or substantially all of its assets; or

any purported termination of Executive's employment which is not in accordance with the terms of this Agreement.

Notwithstanding anything herein to the contrary, at the election of Executive, beginning one hundred eighty-one (181) days following a Change in Control and continuing through the first anniversary of such Change in Control, Executive may terminate his employment upon thirty (30) days written notice for any reason or no reason and such termination will be treated as having occurred for Good Reason.

(f) Change of Control. A "Change in Control" of the Company, means the occurrence of any of the following events:

(i) any Person (other than Executive or H. F. Lenfest) is or becomes the beneficial owner, directly or indirectly, of the Company's securities representing 30.0% or more of the combined voting power of the Company's then outstanding securities, other than pursuant to a transaction described in clause (iii);

(ii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company;

(iii) there occurs a merger, consolidation, share exchange, tender offer, division or other reorganization of or relating to the Company, unless the shareholders of the Company immediately before such merger, consolidation, share exchange, division or reorganization own, directly or indirectly, immediately thereafter at least 66-2/3% of the combined voting power of the outstanding voting securities of the Surviving Company (as defined below) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange, division or reorganization; and

the individuals who, immediately before such merger, consolidation, share exchange, division or reorganization, are members of the Incumbent Board (as defined below) continue to constitute at least two-thirds of the board of directors of the Surviving Company; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such director shall, for the purposes hereof, be considered a member of the Incumbent Board; and provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or Proxy Contest (as both such terms are defined below), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; and

no Person (other than Executive or H. F. Lenfest) has beneficial ownership of 30.0% or more of the combined voting power of the Surviving Company's outstanding voting securities immediately following such merger, consolidation, share exchange, tender offer, division or reorganization. "Incumbent Board" means the Board of Directors of the Company as constituted at any relevant time. "Election Contest" means a solicitation with respect to the election or removal of directors that is subject to the provisions of Rule 14a-11 of the 1934 Act. "Proxy Contest" means the solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(iv) a plan of liquidation or dissolution of the Company, other than pursuant to bankruptcy or insolvency laws, is adopted; or

(v) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, that no individual shall be considered a member of the Board of Directors at the beginning of such period if such individual initially assumed office as a result of either an actual or threatened Election Contest or Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities representing 30.0% or more of the combined voting power of the Company's then outstanding securities solely as a result of an acquisition by the Company of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person; provided, however, that if a Person becomes a beneficial owner of 30.0% or more of the combined voting power of the Company's then outstanding securities by reason of share repurchases by the Company and thereafter becomes the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control shall be deemed to have occurred with respect to such Person under clause (i).

Notwithstanding anything contained herein to the contrary, if the Executive's employment is terminated and he reasonably demonstrates that such termination (x) was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change in Control and who effects a Change in Control, or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, a Change in Control shall be deemed to have occurred on the day immediately prior to the date of the termination of Executive's employment.

5. Compensation and Benefits Upon Termination.

(a) If Executive's employment is terminated for Good Reason, without Cause or by reason of Disability:

(i) Base Salary and Payment Schedule. The Company shall, for a period of thirty-six (36) months from the date of termination, pay to Executive the highest Base Salary paid during the period including the year in which such termination occurs and the preceding two (2) years, in accordance with the normal payroll policies of the Company. Executive shall also be entitled to a payment ("Vacation Payment") attributable to Base Salary for unused vacation accrued. Such Vacation Payment shall be made to Executive in a lump sum within thirty (30) days following the date of Executive's termination of employment.

(ii) Bonus. The Company shall, for a period of thirty-six (36) months from the date of termination, pay Executive an amount equal to the highest bonus payment made, if any, to Executive during the preceding two (2) years pursuant to any Company incentive bonus plan.

(iii) Contribution Plans. The Company shall, for a period of thirty-six (36) months from the date of termination, pay Executive an amount equal to the highest amounts contributed to all Company tax qualified and non-qualified contribution plans (other than Executive’s own contributions) in the year of Executive’s termination of employment or the proceeding two (2) years;

(iv) Medical Benefits. Executive will be eligible to:

(v) elect individual and dependent continuation group health and (if applicable) dental coverage, as provided under Section 4980B(f) of the Internal Revenue Code ("COBRA"), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement). If Executive's covered dependents elects COBRA coverage, then the Company shall pay the cost of the COBRA coverage the maximum COBRA coverage period available (and thereafter shall pay (or reimburse Executive) for health and dental coverage for Executive and Executive's dependent for the period from the end of the maximum COBRA coverage period through the date which in thirty-six (36) months from the date of termination); or

(vi) receive payments from the Company in equal amounts to payments the Company would have to make pursuant to 5(a)(v) above.

(vii) Benefit Plans. Executive shall continue to accrue additional benefits under any Company tax-qualified or non-tax qualified defined benefit plan (each a "Defined Benefit Plan") for a period of thirty-six (36) months from the date of termination based on the highest compensation paid to Executive in the year of Executive’s termination of employment or the proceeding two (2) years. Any payments due to Executive pursuant to this Section 5(a)(vii) shall be made in accordance with the applicable Defined Benefit Plan.

(viii) Offset. If such termination is due to Disability, the Company shall have the right to offset any payments made to Executive pursuant to this Section 5(a)(vii) by any amounts paid to Executive pursuant to any Company disability plan.

(ix) Disability Benefits. If such termination is due to Disability, Executive shall be eligible to:

(x) elect to continue to receive all disability benefits pursuant to any Company disability plan for the remaining term of this Agreement. If Executive elects to continue to receive disability benefits, then the Company shall pay all costs related to Executive’s continued participation in the disability plan; or

(xi) receive tax-effected payments from the Company in equal amounts to payments the Company would have to make pursuant to 5(a)(x) above.

(b) If Executive's employment is terminated by reason of Death:

(i) Base Salary and Payment Schedule. The Company shall for one (1) year pay to Executive's legal representative the highest Base Salary paid during the period including the year in which such termination occurs and the preceding two (2) years, in accordance with the normal payroll policies of the Company;

(ii) Bonus. The Company shall for one (1) year, pay Executive's legal representative an amount equal to the highest payment made to Executive during the preceding two (2) years pursuant to any Company incentive bonus plan.

(iii) Contribution Plans. The Company shall for one (1) year, pay Executive's legal representative an annual amount equal to the highest amounts contributed to all tax qualified and non-qualified contribution plans (other than Executive’s own contributions) in the year of Executive’s termination of employment or the proceeding two (2) years;

(iv) Medical Benefits. Executive’s covered dependants will be eligible to:

(v) elect individual and dependent continuation group health and (if applicable) dental coverage, as provided under Section 4980B(f) of the Internal Revenue Code ("COBRA"), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement). If Executive's covered dependents elects COBRA coverage, then the Company shall pay the cost of the COBRA coverage for the maximum COBRA coverage period available; or

(vi) receive payments from the Company in equal amounts to payments the Company would have to make pursuant to 5(b)(v) above.

(vii) Benefit Plans. Executive shall continue to accrue additional benefits under any Company tax-qualified or non-tax qualified defined benefit plan (each, a "Defined Benefit Plan") for one (1) year based on the highest compensation paid to Executive in the year of Executive’s termination of employment or the proceeding two (2) years. Any payments due to Executive's legal representative pursuant to this Section 5(b)(vii) shall be made in accordance with the applicable Defined Benefit Plan.

(c) If Executive's employment is terminated by Executive without Good Reason or by the Company for Cause, the Company will pay to Executive all Base Salary, at the rate then in effect, accrued through the date of Executive's termination of active employment and Executive shall also be entitled to a Vacation Payment attributable to Base Salary for unused vacation accrued. Such Vacation Payment shall be made to Executive in a lump sum within thirty (30) days following the date of Executive's termination of employment.

6. Funding of Termination Compensation and Benefits. If this Agreement is terminated (a) by the Company without Cause or by the Executive for Good Reason and (b) a Change in Control has occurred, Executive may require that (x) all compensation and benefits payable to Executive pursuant to Section 5 shall be secured through a grantor trust, letter of credit, or similar arrangement and (y) that the present value of certain compensation (including, without limitation, Base Salary, Bonus and Vacation Payment)payments shall be paid to Executive in one lump sum payment.

7. Gross-Up. If there is a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the Company shall be required to pay (the "Gross-Up Payment")to Executive or on his behalf any excise taxes imposed on any payments and benefits paid to Executive pursuant to Section 5 hereof. The Company shall also pay any additional income tax liability imposed on Executive as a result of the Gross-Up Payment.

8. Offset for Severance Pay. The Company shall have the right to offset any payments and benefits made to Executive pursuant to Section 5 by any payments made to Executive pursuant to any severance agreement or policy.

9. No Mitigation. Upon termination of Executive’s employment (i) without Cause, (ii) for Good Reason, or (iii) in any case after a Change in Control, Executive shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by retirement benefits, deferred compensation or any compensation earned by Executive as a result of employment by another employer.

10. D&O Insurance. The Company shall provide Executive with commercially reasonable director and officer liability insurance at all times during the term of this Agreement (including any renewal term), and for a period of six (6) years following the expiration or termination of this Agreement.

11. Confidentiality/Settlement of Existing Rights.

(a) In order to induce Executive to enter into this Agreement, and in order to enable Executive to provide services on behalf of the Company, during the term of this Agreement, the Company will provide Executive with access to certain trade secrets and confidential or proprietary information belonging to the Company, which may include, but is not limited to, the identities, customs, and preferences of the Company's existing and prospective clients, customers or vendors; the identities and skills of the Company's employees; the Company's methods, procedures, analytical techniques, and models used in providing products and services, and in pricing or estimating the cost of such products and services; the Company's financial data, business and marketing plans, projections and strategies; customer lists and data; tenant lists and data, vendor lists and data; training manuals, policy manuals, and quality control manuals; software programs and information systems; and other information relating to the development, marketing, and provision of the Company's products, services, and systems (i.e., "Confidential Information"). Executive acknowledges that this Confidential Information constitutes valuable, special and unique property of the Company.

(b) Executive agrees that, except as may be necessary in the ordinary course of performing his duties under this Agreement, Executive shall not, without prior express written consent of the Company (i) use such Confidential Information for Executive's own benefit or for the benefit of another; or (ii) disclose, directly or indirectly, such Confidential Information to any person, firm, corporation, partnership, association, or other entity (except for authorized personnel of the Company) at any time prior or subsequent to the termination or expiration of this Agreement.

(c) By this Agreement, the Company is providing Executive with rights that Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, Executive agrees that all Company Proprietary and Confidential Information learned or developed by Executive during past employment with the Company and all goodwill developed with the Company's clients, customers and other business contacts by Executive during past employment with the Company is now the exclusive property of the Company, and will be used only for the benefit of the Company, whether previously so agreed or not. Executive expressly waives and releases any claim or allegation that he should be able to use client and customer goodwill, specialized Company training, or Confidential Information, that was previously received or developed by Executive while working for the Company for the benefit of any competing person or entity.

12. Return of Company Property. Executive acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD Roms, keys, passwords and access codes, client/customer/vendor/supplier profile data, contracts, orders, and lists, software programs, information and records, and other documentation (whether in draft or final form) relating to the Company's business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, "Recipient Materials") shall at all times be the property of the Company. Within seventy-two (72) hours of the termination of his relationship with the Company, Executive promises to return to the Company any Recipient Materials that are in his possession, custody or control, regardless of whether such Materials are located in Executive's office, automobile, or home or on Executive's business or personal computers. Executive also shall authorize and permit the Company to inspect all computer drives used or maintained by Executive during his employment or consulting at the Company and, if necessary, to permit the Company to delete any Recipient Materials or Proprietary Information contained on such drives.

13. Protective Covenants. Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement:

(a) No Interference with Client/Customer Relationships. Executive agrees that, for one year after Executive's employment with the Company ceases, Executive will not induce or attempt to induce any client or customer of the Company to diminish, curtail, divert, or cancel its business relationship with the Company. This paragraph is geographically limited to a fifty (50) mile radius of Southampton, Pennsylvania.

(b) No Unfair Competition. Executive agrees that for one year after Executive's employment with the Company ceases, Executive will not participate in, work for, or assist a Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise), unless given the prior written consent of the Board to do so. This restriction is limited to a fifty (50) mile radius of Southampton, Pennsylvania. Nothing herein will prohibit ownership of less than 5% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments.

(c) Remedies. In the event of breach or threatened breach by Executive of any provision of Section 11, 12 or 13 hereof, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (ii) recovery of all attorneys' fees and costs incurred by the Company in obtaining such relief; and (iii) any other legal and equitable relief to which may be entitled, including, without limitation, any and all monetary damages that the Company may incur as a result of said breach or threatened breach, in each case without the necessity of posting any bond. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

14. Arbitration. If any dispute shall arise between any of the parties hereto with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, the dispute shall be settled solely and exclusively through arbitration in accordance with the rules of the American Arbitration Association; provided, however, that Company shall remain entitled to all remedies under Section 13(c).

15. Merger or Acquisition; Disposition and Assignment. In the event the Company should consolidate, or merge into another entity, or transfer all or substantially all of its assets or operations to another Person, or divide its assets or operations among a number of entities, this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by the Company if necessary to achieve this purpose. Executive's obligations under this Agreement are personal in nature and may not be assigned by Executive to another Person.

16. Payment of Fees and Expenses Relating to Agreement. The Company shall reimburse Executive for all fees and expenses incurred in connection with enforcing this Agreement (including without limitation, attorneys’ fees).

17. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail or overnight courier, addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party.

18. Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable by a court of competent jurisdiction, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. In making any such determination, the determining court shall deem any such provision to be modified so as to give it the maximum effect permitted by applicable law.

19. Waiver, Construction and Modification. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

20. Governing Law and Venue. It is the intention of the parties that the laws of the Commonwealth of Pennsylvania should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Bucks County, Pennsylvania.

21. Representation of Executive. Executive acknowledges that he has read and is fully familiar with the terms of this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Executive stipulates that the promises made by him in this Agreement are not greater than necessary for the protection of the Company's good will and other legitimate business interests and do not create undue hardship for Executive or the public.

22. Complete Agreement. This Agreement contains the complete agreement and understanding concerning the employment arrangement between the parties and will supersede all other agreements, understandings or commitments between the parties as to such subject matter. The parties agree that neither of them has made any representations concerning the subject matter of this Agreement except such representations as are specifically set forth herein. The parties agree that, except as specifically contemplated by this Agreement, this Agreement supersedes any other agreement, plan or arrangement that may now exist that may otherwise apply to or include Executive regarding employment, compensation, bonus, severance or retention benefits, that any such agreements, plans or arrangements are hereby terminated with respect to Executive and that none of the Company nor any affiliate of the Company will have any liability or obligation to Executive, his heirs, successors or beneficiaries with respect to the existence or termination of any such agreements, plans or arrangements, notwithstanding the terms of any of them.

23. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives and assigns. It is specifically agreed that upon the occurrence of any of the events specified in Section 15 above, the provisions of this Agreement shall be binding upon and inure to the benefit of and be assumed by any surviving or resulting Person or any such Person to which such assets shall be transferred.

24. Captions. The Section and other headings used in this Agreement are for the convenience of the parties only, are not substantive and shall not affect the meaning or interpretation of any provision of this Agreement.

25. Counterparts. This Agreement may be signed in counterparts, which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, and intending to be legally bound, the parties agree to each of the foregoing terms.

                         EXECUTIVE:

                         By: /s/ William F. Mitchell

                         Name: William F. Mitchell

                         Address: c/o Environmental Tectonics Corporation

                                                  125 Jamesway

                                                  Southampton, PA 18966

                         THE COMPANY:

                         ENVIRONMENTAL TECTONICS CORPORATION

                         By: /s/ Duane D. Deaner

                         Name: Duane D. Deaner

                         Title: Chief Financial Officer

                         Address: Environmental Tectonics Corporation

                                                  125 Jamesway

                                                  Southampton, PA 18966

Exhibit A: Base Salary

     $225,000 per annum, payable in accordance with the Company's normal payroll policies.

Exhibit B: Chief Executive Officer Bonus Plan

     The terms and conditions of the Company's Chief Executive Officer's Bonus Plan shall be determined by the Compensation Committee of the Company's Board of Directors.